Exhibit 99.1

NEWS RELEASE

RIVIERA RESOURCES ELECTS INDEPENDENT DIRECTOR JOSEPH A. MILLS TO ITS BOARD TO REPLACE RESIGNING DIRECTOR PHILIP A. BROWN

HOUSTON, January 13, 2020 – Riviera Resources, Inc. (OTCQX: RVRA) (“Riviera” or the “Company”) announces that Philip A. Brown, one of the members of its Board of Directors (the “Board”) has resigned from the Board and as a member of the Audit and Compensation Committees of the Board, effective January 8, 2020. The Company has selected Joseph A. Mills to the Board as an independent director to replace Mr. Brown, effective January 9, 2020. Mr. Mills will serve on both the Audit Committee and the Compensation Committee. Mr. Brown’s decision to resign as a director of the Company was not the result of any disagreement with the Company on any matter relating to the operations, internal controls, policies or practices of the Company.

“We are very pleased to announce the election of Mr. Mills to our Board,” said David Rottino, President and Chief Executive Officer of Riviera. “He brings a wealth of both upstream and midstream experience and will further enhance our board and continue to keep the shareholders best interest in mind. I would also like to thank Phil for the tremendous wisdom and support he has provided to both myself and the Company over these last few years.”

Mr. Mills currently serves as the President and Chief Executive Officer of Samson Resources II, LLC, a position he has held since March 2017. Prior to joining Samson Resources, Mr. Mills served in various roles, including Chairman and Chief Executive Officer positions for several public and private oil and gas companies, including Eagle Rock Energy G&P, LLC and Montierra Management LLC. Mr. Mills previously served on the Board of Directors of Roan Resources, Inc. He has also served in director and executive officer positions at several other industry related companies. Mr. Mills received a Bachelor of Business Administration degree in Petroleum Land Management from the University of Texas and a Master of Business Administration degree in Finance from the University of Houston. Additional information on Mr. Mills can be found in the Company’s Form 8-K that it expects to file later today.

ABOUT RIVIERA RESOURCES

Riviera Resources, Inc. is an independent oil and natural gas company with a strategic focus on efficiently operating and developing its growth-oriented assets, while returning capital to shareholders. Riviera’s upstream properties are primarily located in North Louisiana and the Mid-Continent regions. Riviera also owns Blue Mountain Midstream LLC, a midstream company centered in the core of the Merge play in the Anadarko Basin.

CONTACT:

Investor Relations

(281) 840-4168

IR@RVRAresources.com